                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMERICAN OIL AND GAS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                THOMAS W. POUNDS
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

  [LOGO]                                  AMERICAN OIL AND GAS CORPORATION

                                                                  April 11, 1994

Dear Stockholder:

      You are cordially invited to attend the 1994 Annual Meeting of Stockholders of American Oil and Gas Corporation to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, on May 19, 1994 at 1:30 p.m., Houston time.

      At the Annual Meeting, you will be asked to consider and vote upon (i) the election of eight directors, (ii) the approval of the appointment of independent public accountants of the Company and (iii) such other business as may properly come before the Annual Meeting or any adjournment thereof.

      We hope you will find it convenient to attend in person. Whether you expect to attend, to assure representation of your shares at the Annual Meeting and the presence of a quorum, please date, sign and mail promptly the enclosed proxy in the return envelope provided.

                                          Sincerely,

                                     /s/  DAVID M. CARMICHAEL

                                          David M. Carmichael
                                          Chairman of the Board and
                                             Chief Executive Officer

                        AMERICAN OIL AND GAS CORPORATION
                          333 CLAY STREET, SUITE 2000
                              HOUSTON, TEXAS 77002

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1994

                      ------------------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of American Oil and Gas Corporation (the "Company") will be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, on May 19, 1994 at 1:30 p.m., Houston time, for the following purposes:

          1. To elect a board of eight directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To approve the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the year ending December 31, 1994; and

          3. To consider and act upon such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

     A record of stockholders has been taken as of the close of business on March 24, 1994. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD AND WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                                 /s/ THOMAS W. POUNDS

                                                     Thomas W. Pounds
                                                        Secretary

                        AMERICAN OIL AND GAS CORPORATION
                          333 CLAY STREET, SUITE 2000
                              HOUSTON, TEXAS 77002

                      ------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 19, 1994

                      ------------------------------------

                              GENERAL INFORMATION

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, commencing on or about April 11, 1994, in connection with the solicitation by the Board of Directors of American Oil and Gas Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders ("Annual Meeting") to be held in Houston, Texas on May 19, 1994 and at any adjournment thereof. The Company will bear all costs relating to the solicitation of proxies and will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon proposals to (i) elect a board of eight directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified, (ii) approve the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the year ending December 31, 1994 and (iii) consider and act upon such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

     The principal executive offices of the Company are located at 333 Clay Street, Suite 2000, Houston, Texas 77002 (telephone 713/739-2900).

DATE, TIME AND PLACE OF ANNUAL MEETING

     The Annual Meeting will be held on May 19, 1994 at 1:30 p.m., Houston time, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas.

RECORD DATE; VOTING

     The close of business on March 24, 1994 has been fixed by the Board of Directors of the Company as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On such date, there were issued and outstanding 25,894,395 shares of the Company's common stock, $.04 par value per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote will constitute a quorum at the Annual Meeting.

     The matters to be voted on at the Annual Meeting are required to be approved by the holders of a majority of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The holders of Common Stock are entitled to one vote per share on each of the matters to be voted on at the Annual Meeting. In connection with the Company's acquisition of the natural gas pipeline business of Cabot Corporation ("Cabot") on November 13, 1989, the Company and Cabot entered into a Standstill and Registration Rights Agreement (the "Standstill Agreement"). Pursuant to the Standstill Agreement, Cabot is required to vote its shares of Common Stock for the election of the nominees to the Board of Directors of the

Company in the same proportion as the remaining outstanding shares of Common Stock are voted. See "Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions" for a detailed description of the Standstill Agreement.

     The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting. A proxy may be revoked by delivery to the Secretary of the Company of a written notice stating the proxy is revoked, by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting in person.

     All shares of Common Stock represented at the Annual Meeting by valid proxies will be voted in accordance with the instructions contained in such proxies. If a proxy is signed, dated and returned without indication as to how the stockholder desires the shares to be voted, such shares will be voted in favor of Proposals 1 and 2 as set forth herein at the Annual Meeting. If any other business is brought before the Annual Meeting, the shares represented by proxies will be voted in accordance with the judgment and discretion of the persons voting them with respect to (i) matters, which are not currently known by the Company and the Board of Directors, that may be presented by the stockholders and (ii) matters incident to the conduct of the meeting including approval of the minutes of the prior annual meeting of stockholders; provided, however, that the person voting shall not in any event have the discretion to vote for the election of any person to any office of the Company for which a nominee is not named in this Proxy Statement.

     In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from either the proposal to approve the appointment of auditors or the proposal to elect directors are treated as votes against the particular proposal. Broker non-votes on the proposal to approve the appointment of auditors or on the election of directors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

PROXY SOLICITATION

     In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile transmissions or personal interviews by officers and regular employees of the Company. Officers and employees of the Company will be specially compensated for soliciting proxies. The Company may also engage solicitation agents to solicit proxies. The Company will bear all costs relating to the solicitation of proxies and will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     No person (or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) is known to the Company to have beneficially owned on March 24, 1994, more than 5% of the Common Stock entitled to vote at any meeting of stockholders of the Company other than as indicated in the following table:

          SHARES OF COMMON STOCK BENEFICIALLY OWNED AT MARCH 24, 1994

                                                                              PERCENT
                      NAME AND ADDRESS OF                   NUMBER OF            OF
                       BENEFICIAL OWNER                      SHARES            CLASS
        -----------------------------------------------   -------------       --------
        Cabot Corporation                                 10,298,270(1)       37.8%(2)
          75 State Street
          Boston, Massachusetts 02109-1806
        The Prudential Insurance                           2,114,500(3)        7.8%(4)
          Company of America ("Prudential")
          751 Broad Street
          Newark, New Jersey 07102-3777

                                                   (See notes on following page)

- ---------------

(1) Comprised of (i) 8,931,818 shares of Common Stock owned of record by Cabot, which represents approximately 34.5% of the outstanding shares of Common Stock of the Company and (ii) 1,366,452 shares of Common Stock issuable upon the exercise of warrants held by Cabot.

(2) Assumes (i) exercise of all warrants to acquire additional shares of Common Stock held by Cabot and (ii) no exercise of warrants to acquire additional shares of Common Stock held by any other person.

(3) Comprised of (i) 954,500 shares of Common Stock owned by Prudential, which represents approximately 3.7% of the outstanding shares of Common Stock of the Company, as reported as beneficially owned on Schedule 13G and (ii) 1,160,000 shares of Common Stock issuable upon the exercise of warrants held by Prudential.

(4) Assumes (i) exercise of all warrants to acquire additional shares of Common Stock held by Prudential and (ii) no exercise of warrants to acquire additional shares of Common Stock held by any other person.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of March 24, 1994 concerning the shares of Common Stock beneficially owned by (i) each of the directors and nominees of the Board of Directors of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

        SHARES OF COMMON STOCK BENEFICIALLY OWNED AT MARCH 24, 1994 (1)

                                                                                          PERCENT
                                                                       NUMBER OF          OF
    NAME OF BENEFICIAL OWNER                   POSITIONS                SHARES            CLASS
- ---------------------------------   --------------------------------   ---------          ----
Edward H. Austin Jr.                Director                             312,949(2)       1.2%
Samuel W. Bodman                    Director                             157,141(3)(4)     *
David M. Carmichael                 Chairman of the Board and Chief      639,660(5)       2.4%
                                      Executive Officer
William P. Conner                   Director and Executive Vice          343,324(6)       1.3%
                                      President
C. Wendell Creamer                  Senior Vice President,                58,500(7)        *
                                      Operations and Engineering
John D. Curtin Jr.                  Director                                 -0-(3)        *
Daniel L. Dienstbier                Director, President and Chief        400,000(8)       1.5%
                                      Operating Officer
Donald L. Evans                     Director                               1,000           *
Michael T. Fadden
                                                                         150,000(9)        *
Thomas W. Pounds                    Senior Vice President, General        62,898(10)       *
                                      Counsel and Secretary
Edward Randall III                  Director                             560,756(11)      2.2%
All directors and executive
  officers as a group (15
  persons)
                                                                       2,596,461(12)      9.7%

- ---------------

 (1) Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares owned. Percentages are rounded to the nearest one-tenth of one percent. An asterisk indicates the percentage is less than 1.0%.

 (2) Includes (i) 164,361 shares of Common Stock owned by a family partnership of which Mr. Austin is the sole managing general partner and (ii) 7,017 shares of Common Stock owned indirectly by Mr. Austin through his mother. Mr. Austin is a principal of Austin, Calvert & Flavin, Inc. and disclaims beneficial ownership of all shares in which Austin, Calvert & Flavin, Inc. has shared voting and investment power.

 (3) Messrs. Bodman and Curtin are senior executive officers of Cabot.

 (4) Includes 15,714 shares of Common Stock held in trust for Mr. Bodman's children as to which Mr. Bodman and his brother act as trustees and share voting and investment power. Mr. Bodman disclaims beneficial ownership of the shares held in trust for his children.
                                             (Notes continued on following page)

 (5) Includes 290,000 shares of Common Stock that Mr. Carmichael has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options and 50,000 shares of restricted stock awarded to Mr. Carmichael under the Company's Stock Incentive Plan with respect to which he has sole voting power. Restrictions will be removed from 25,000 shares of restricted stock on September 15, 1994 and from the remainder on September 15, 1995, assuming Mr. Carmichael remains an officer or director of the Company until such dates.

 (6) Includes 70,000 shares of Common Stock that Mr. Conner has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options. Does not include 28,700 shares owned by Mr. Conner's children for which Mr. Conner disclaims beneficial ownership.

 (7) Includes 57,500 shares of Common Stock that Mr. Creamer has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options.

 (8) Includes 250,000 shares of Common Stock that Mr. Dienstbier has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options and 75,000 shares of restricted stock with respect to which he has sole voting power. Restrictions will be removed from the restricted stock on October 28, 1994, assuming Mr. Dienstbier is employed by the Company on such date, or such earlier date as elected by Mr. Dienstbier in the event of a "change in control" of the Company or upon his termination without cause.

 (9) Includes 150,000 shares of Common Stock that Mr. Fadden has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options. Mr. Fadden resigned from all positions with the Company effective August 31, 1993 and currently serves as consultant to the Company.

(10) Includes 52,500 shares of Common Stock that Mr. Pounds has the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options.

(11) Includes a total of 416,920 shares of Common Stock held by family trusts in which Mr. Randall, as trustee, exercises sole voting and investment power. Mr. Randall disclaims beneficial ownership of the shares held by the family trusts.

(12) Includes an aggregate of 770,833 shares of Common Stock that the executive officers of the Company have the right to acquire within 60 days of March 24, 1994 pursuant to the exercise of stock options.

                                  PROPOSAL 1:

                      ELECTION OF DIRECTORS OF THE COMPANY

     At the Annual Meeting, eight nominees are to be elected to the Board of Directors. Two of the nominees are to be elected pursuant to the Standstill Agreement with Cabot, as more fully described under the caption "Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions." Each director is to hold office until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. The persons named in the accompanying proxy have been designated as nominees to the Board of Directors and, unless authority is withheld, the persons named as proxies intend to vote for the election of the nominees named below to the Board of Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board of Directors may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.

NAMES AND BUSINESS EXPERIENCE OF THE NOMINEES

     The following table sets forth information concerning the eight nominees for election as directors at the 1994 Annual Meeting, including the business experience of each during the past five years:

                                             PRINCIPAL OCCUPATION                       DIRECTOR
             NAME                           DURING PAST FIVE YEARS               AGE     SINCE
- ------------------------------   ---------------------------------------------   ----   --------
Edward H. Austin Jr.             Principal of Austin, Calvert & Flavin, Inc.,     52      1987
                                   an investment counseling firm. Mr. Austin
                                   also serves as a director of Security
                                   Capital Industrial Trust.
Samuel W. Bodman                 Chairman of the Board of Cabot Corporation       55      1989
                                   since October 1988; Chief Executive Officer
                                   of Cabot Corporation since February 1988;
                                   President of Cabot Corporation since
                                   February 1991 and from January 1987 to
                                   October 1988. Mr. Bodman also serves as a
                                   director of Cabot Oil & Gas Corporation,
                                   John Hancock Mutual Life Insurance Company
                                   and Westvaco Corporation.
David M. Carmichael              Chairman of the Board and Chief Executive        55      1986
                                   Officer of the Company since 1986. Mr.
                                   Carmichael served as President of the
                                   Company until October 1993.
William P. Conner                Executive Vice President since October 1993.     52      1986
                                   Prior to October 1993, Mr. Conner had been
                                   Senior Vice President, Chief Financial
                                   Officer and Treasurer of the Company since
                                   1986.
John D. Curtin Jr.               Executive Vice President of Cabot Corporation    61      1992
                                   since July 1989; Chief Financial Officer of
                                   Cabot Corporation from July 1989 to October
                                   1992; President and Chief Executive Officer
                                   of Curtin & Co., Incorporated from 1974 to
                                   June 1989. Mr. Curtin also serves as a
                                   director of Cabot Corporation, Imperial
                                   Holly Corporation and Augap Inc.

                                             (Table continued on following page)

                                             PRINCIPAL OCCUPATION                       DIRECTOR
             NAME                           DURING PAST FIVE YEARS               AGE     SINCE
- ------------------------------   ---------------------------------------------   ----   --------
Daniel L. Dienstbier             President and Chief Operating Officer since      53      1993
                                   October 1993; President and Chief Operating
                                   Officer of Arkla, Inc., from July 1992 to
                                   September 1993; President of Jule, Inc.
                                   (private consulting firm) from February
                                   1991 to June 1992; President and Chief
                                   Executive Officer of Dyco Petroleum Corp.
                                   from February 1988 to February 1991.
Donald L. Evans                  Chairman of the Board and Chief Executive        47      1993
                                   Officer of Tom Brown, Inc. since 1990;
                                   Chief Executive Officer of Tom Brown, Inc.
                                   from 1985 to 1990. Mr. Evans also serves as
                                   a director of TMBR/Sharp Drilling, Inc.
Edward Randall III               Private investor since July 1990; Partner,       67      1988
                                   Duncan, Cook & Co. from 1985 to 1990. Mr.
                                   Randall also serves as a director of
                                   PaineWebber Group, Inc. and Enron Oil & Gas
                                   Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

BOARD ORGANIZATION AND MEETINGS

     During 1993, the Board of Directors of the Company convened for six regular meetings and one special meeting. No director attended fewer than 75% of the meetings held by the Board of Directors and the committees of which he was a member during 1993.

     Audit Committee. Messrs. Austin (Chairman) and Randall comprise the Audit Committee of the Board of Directors. The Audit Committee, which met on four occasions during 1993, assists the Board of Directors in reviewing the accounting and reporting practices of the Company. The Audit Committee meets with the Company's auditors to discuss matters pertaining to the audit and any other matters which the Audit Committee or the auditors may wish to discuss.

     Compensation Committee. Messrs. Randall (Chairman), Bodman and Evans comprise the Compensation Committee of the Board of Directors. The Compensation Committee's function is to review and recommend to the Board of Directors the compensation of the Company's executive officers. The Compensation Committee met on two occasions during 1993.

     Stock Awards Committee. Messrs. Randall (Chairman), Bodman and Evans comprise the Stock Awards Committee of the Board of Directors. The Stock Awards Committee's function is to administer the Stock Incentive Plan. No formal Stock Awards Committee meetings were held during 1993. On May 19, 1993, the functions of the Stock Awards Committee were assumed by the Compensation Committee.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company are entitled to receive $500 for each board and committee meeting attended and an annual retainer of $15,000. The Company paid aggregate compensation of $102,721 to directors during 1993. All directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of American Oil and Gas Corporation (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive compensation programs and describes the basis on which 1993 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS

     It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

     - Provide a competitive total compensation package that enables the Company to attract and retain key executives.

     - Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     - Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders.

     The Committee regularly reviews the Company's compensation program and consults with outside compensation experts to ensure that all pay levels and incentive opportunities are competitive and reflect the performance of the Company. In 1993, Hewitt Associates was engaged as the Committee's outside compensation experts. Beginning in 1994, annual compensation received by an executive officer that is in excess of $1 million will generally not be deductible for federal income tax purposes. The Compensation Committee considers the impact of this limitation when determining executive compensation levels. Currently, only one of the Company's executive officers is expected to receive compensation in excess of $1 million during 1994.

COMPENSATION PROGRAM COMPONENTS

     The Company's executive compensation system is basically comprised of base salary, bonus compensation and stock incentives. The Committee generally uses salary survey data supplied by outside consultants such as Hewitt Associates in determining a competitive compensation range for each position. The companies with which compensation comparisons were made in 1993 include some, but not all, of the companies in the Industry Peer Group (see "Performance Graph" for a list of the companies selected by the Company as its Industry Peer Group).

     Base Salary. Base pay levels have been largely determined through comparisons with companies of similar size in the natural gas industry. Base pay levels for the Company's executive officers are generally near the average base pay of the executive officers of the comparable companies reflected in the survey data.

     Annual Bonus Awards. The Company's officers participate in an annual bonus program. Awards are based to a significant extent on the attainment of certain earnings per share goals, but are also based upon the attainment of other financial objectives and of system growth. In particular, the plan aims to focus corporate behavior on consistent and steady improvement, including improvement in management of acquired systems. The Committee establishes targeted bonus awards for the executive officers of the Company under this plan in amounts which are consistent with targeted awards of comparable companies. Actual awards are subject to adjustment on the basis of the Company's performance and at the discretion of the Committee. For 1993, the Company's financial performance, as measured by earnings per share, was below that achieved for 1992 and lower than management expectations. Despite increases in both volumes and revenues over 1992, earnings were negatively impacted by low natural gas liquids prices and volatile natural gas prices. Because of favorable contract renegotiations, natural gas margins improved significantly during the fourth quarter of 1993; however, such improvements were offset by continued weak natural gas liquids prices. Accordingly, and consistent with the recommendation of senior management, no bonuses were awarded by the Committee in 1993 under the annual bonus program.

     Stock Incentive Plan. The Committee strongly believes that by providing the executives who have substantial responsibility for the day-to-day management and growth of the Company with continuing and consistent opportunities to increase their ownership of Company stock, the long-term goals of such executives and the interests of shareholders will be closely aligned. Under the Company's Stock Incentive Plan, executive officers of the Company are eligible to receive awards of stock options, stock appreciation rights and restricted stock, although no stock appreciation rights have been awarded. Stock options and restricted stock have been granted with a view to equity incentive programs of companies of similar size and industry activity as the Company, and in consultation with outside compensation experts. The Committee has emphasized relatively infrequent but substantial awards of stock options and restricted stock as levels of Company growth have been achieved, rather than more frequent, lock-step awards issued without emphasis on results. During 1993, the Committee made certain awards of non-qualified stock options to officers whose prior awards were not comparable to levels of awards to other officers with similar responsibilities. The Committee's analysis of awards under the Stock Incentive Plan to Mr. Carmichael and Mr. Dienstbier are discussed below.

     Termination Agreements. The named executive officers, except for Messrs. Carmichael, Dienstbier and Fadden, are subject to a termination agreement whereby they receive an amount equal to two years' base salary in the event the named executive officer is terminated without cause.

DISCUSSION OF 1993 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     In considering the compensation for the Chairman and Chief Executive Officer, Mr. David M. Carmichael, for 1993, the Committee reviewed his existing compensation arrangements and both Company and individual performances. As indicated in the discussion above, the Company's executive compensation programs are based in part on financial performance and returns to stockholders. Mr. Carmichael's compensation in 1993 reflects (i) elimination of his bonus as compared with 1992, in consideration of the fact that the Company's 1993 financial performance, as measured by earnings per share, was below that sought by senior management, (ii) an award of 100,000 non-qualified options, vesting in equal increments over a three-year period, for the purchase of the Company's common stock at $10.1875 per share (the fair market value based upon trading prices as of the date of grant) and (iii) an award of 50,000 shares of restricted common stock from which the restrictions will be removed in equal annual increments over a two-year period.

     The Committee's awards of non-qualified stock options and restricted stock to Mr. Carmichael were based upon Mr. Carmichael's contributions to the Company, with consideration also being given to conclusions in the Hewitt Associates' study that the base salary, bonus and annual incentives of Mr. Carmichael were significantly below the average of the Company's competitive market. During the period since the last award of long-term incentive compensation to Mr. Carmichael on April 19, 1988, the Company has made substantial progress through the acquisition of the pipeline assets of Cabot Corporation in November 1989 and the processing assets of The Maple Gas Corporation in 1992, and through an equity offering in 1992. In addition, although unsuccessful, the Company has aggressively pursued other acquisition projects, and has successfully positioned itself for substantial growth through additional acquisitions or internally generated projects. The Committee also recognized Mr. Carmichael's contribution in 1993 in recruiting Mr. Dienstbier as the Company's new President and Chief Operating Officer. Although the Company has experienced a decline in earnings during the past year, the Committee took particular note of management's success in restructuring its contractual relationships under the difficult economic conditions in the Company's market area which has resulted in substantial recent improvement in both gas volume throughput and profit margins.

DISCUSSION OF EMPLOYMENT OF THE PRESIDENT AND CHIEF OPERATING OFFICER

     Daniel L. Dienstbier joined the Company as President, Chief Operating Officer and a member of the Board of Directors effective October 28, 1993. Mr. Dienstbier previously held senior management positions at Northern Natural Gas, Enron Corporation and, most recently, Arkla, Inc., where he served as President and Chief Operating Officer.

     Mr. Dienstbier entered into a two year employment agreement with the Company. The agreement provides for (i) an annual salary of $300,000, (ii) a cash bonus of $250,000 upon commencement of his employment and an additional $250,000 bonus after his first year of continued employment, (iii) the grant of options for the purchase of 250,000 shares of the Company's Common Stock under the Company's Stock Incentive Plan at an exercise price of $10.1875 per share (the fair market value based upon trading prices as of the date of grant) and
(iv) the issuance of 150,000 shares of the Company's Common Stock under the Stock Incentive Plan. Mr. Dienstbier paid par value for the 150,000 shares upon commencement of his employment. One-half of such shares became fully vested on October 28, 1993, and the remainder will be subject to repurchase by the Company at par value until the completion of his first year of continued employment (unless a "change of control" of the Company were to occur). The Company also agreed, at Mr. Dienstbier's election, to purchase his Houston residence upon termination of his employment at the greater of fair market value at such date or Mr. Dienstbier's tax basis in the residence (approximately $410,000). Vesting of Mr. Dienstbier's restricted stock and payment of salary and bonuses is subject to acceleration upon (a) a change in control of the Company, (b) a sale of a majority in gross value of the assets of the Company in a twelve-month period or (d) his termination from employment without cause.

SUMMARY

     After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company competes both generally and in its industry. The Committee believes that any amounts paid under the annual bonus plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Company, and the interests of stockholders. The Committee also believes that the stock option program provides opportunities to executive officers consistent with the returns that are generated on the behalf of the Company's stockholders.

                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

                          Edward Randall III Chairman
                                Samuel W. Bodman
                                Donald L. Evans

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poors 500 Index and to a Company-determined Industry Peer Group index. This Industry Peer Group is comprised of the Company, Associated Natural Gas Corporation, K N Energy, Inc., Mitchell Energy & Development Corp., Tejas Gas Corporation, Tejas Power Corporation, Valero Natural Gas Partners, L.P. and Western Gas Resources, Inc. The graph assumes that $100 was invested on December 31, 1988 in the Company's Common Stock and in each index and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

      MEASUREMENT PERIOD                          S&P 500 IN-    INDUSTRY PEER
    (FISCAL YEAR COVERED)         THE COMPANY         DEX         GROUP INDEX
1988                                       100             100             100
1989                                       144             132             174
1990                                       161             128             159
1991                                       215             166             174
1992                                       222             179             200
1993                                       198             197             271

     There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

SUMMARY COMPENSATION TABLE

     The following table sets forth information relating to the compensation of the Company's Chief Executive Officer, and its five most highly compensated executive officers, including an executive officer who resigned effective August 31, 1993.

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                                   ---------------------      ALL
                                   ANNUAL COMPENSATION(1)          RESTRICTED   SECURITIES   OTHER
                               -------------------------------      STOCK       UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS       AWARDS(5)    OPTIONS      SATION(2)
- ----------------------------   ----     --------     ---------     --------     --------     ------
David M. Carmichael            1993     $359,600     $      --     $512,500      100,000     $3,517
  Chief Executive Officer      1992      359,600        46,000           --           --      2,794
                               1991      336,683       115,000           --           --

Daniel L. Dienstbier(3)        1993       53,908     1,137,625      887,625      250,000        104
  President and
  Chief Operating Officer

Michael T. Fadden(4)           1993      194,695            --           --           --        416
  Executive Vice President     1992      259,600        30,000           --           --      2,124
                               1991      235,017        75,000           --           --

William P. Conner              1993      187,725            --           --           --      3,459
  Executive Vice President     1992      184,600        20,000           --           --      3,125
                               1991      174,600        50,000           --           --

C. Wendell Creamer             1993      169,600            --           --           --      4,304
  Senior Vice President,       1992      169,600        20,000           --           --      4,809
  Operations and Engineering   1991      162,933        50,000           --           --

Thomas W. Pounds               1993      165,883            --           --           --      3,912
  Senior Vice President,       1992      164,600        20,000           --           --      3,451
  General Counsel and          1991      157,933        50,000           --           --
  Secretary

- ---------------

(1) Does not include perquisites and other benefits which in the aggregate were less than 10 percent of the total salary and bonus reported for each named executive officer.

(2) For 1993, All Other Compensation consisted of (i) the Company's contribution to each executive officer's participant account under the American Oil and Gas Corporation 401(k) Retirement and Savings Plan (for each named executive officer except Mr. Carmichael and Mr. Dienstbier, who did not participate in the 401(k) Plan in 1993, and Mr. Fadden who was ineligible because of his resignation, the amount of such contribution was $1,500) and (ii) insurance premiums paid by the Company for term life insurance policies benefitting the executive officer (for the named executive officers, in the order they appear in the table, such premiums were in the amounts of $3,517, $104, $416, $1,959, $2,804 and $2,412, respectively). Pursuant to the transitional provisions set forth in the proxy rules, All Other Compensation is not presented for years ended before December 15, 1992.

(3) Mr. Dienstbier was employed effective October 28, 1993. Salary reflects partial year compensation based upon a base salary of $300,000 per year. Mr. Dienstbier's bonus comprised (i) cash of $250,000 and (ii) the issuance of 75,000 shares of the Company's Common Stock for which Mr. Dienstbier paid par value.

(4) Mr. Fadden resigned from the Company effective August 31, 1993. Salary reflects partial year compensation.

(5) Dollar amounts shown equal the number of shares of resticted stock multiplied by the stock price at the date of grant. This valuation does not consider any diminution in value attributable to the restrictions. Mr. Carmichael received 50,000 shares of restricted stock from which the restrictions will be removed in equal annual increments over a period of two years. Mr. Dienstbier received 75,000 shares of restricted stock which fully vest on October 28, 1994 (subject to earlier vesting due to "change in control" of the Company or termination without cause). These grants represent all restricted stock held by named executive officers. At December 31, 1993, the fair value of the restricted stock held by Mr. Carmichael and Mr. Dienstbier was $506,250 and $756,375, respectively. Restricted stock is eligible for any common stock dividends declared prior to the lifting of the restrictions, however, in recent years, the Company has not declared any common stock dividends.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT DECEMBER 31, 1993

     The following table shows the aggregate number of options outstanding and the value of such options as of December 31, 1993, for the persons listed in the Summary Compensation Table. None of the named executive officers exercised options during 1993. As of December 31, 1993, the Company had not granted any Stock Appreciation Rights ("SARs") under its Stock Incentive Plan.

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                       OPTIONS AT DECEMBER 31,          IN-THE-MONEY OPTIONS AT
                                                1993                       DECEMBER 31, 1993
                                       -----------------------         -------------------------
                NAME                   EXERCISABLE     UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
- -------------------------------------  -------         -------         ---------         -------
David M. Carmichael                    290,000         100,000         $1,041,250        $    --
Daniel L. Dienstbier                   250,000              --                --              --
Michael T. Fadden                      150,000              --           487,500              --
William P. Conner                       70,000              --           293,750              --
C. Wendell Creamer                      57,500              --           144,688              --
Thomas W. Pounds                        52,500              --           216,563              --

                              STOCK OPTION GRANTS

     The following table sets forth information relating to the grant during 1993 of the stock options and restricted stock to the persons listed in the Summary Compensation Table. No SARs were granted in 1993.

                                                  INDIVIDUAL GRANTS                                 POTENTIAL
                          -----------------------------------------------------------------    REALIZABLE VALUE AT
                                         % OF TOTAL                                              ASSUMED ANNUAL
                          NUMBER OF       OPTIONS                                                RATES OF STOCK
                          SECURITIES     GRANTED TO      EXERCISE                              PRICE APPRECIATION
                          UNDERLYING     EMPLOYEES       OR BASE                                 FOR OPTION TERM
                           OPTIONS       IN FISCAL        PRICE                                -------------------
         NAME              GRANTED          YEAR          ($/SH)         EXPIRATION DATE               5%
- ----------------------    ----------     ----------     ----------     --------------------    -------------------
David M. Carmichael       100,000(1)         25%         $ 10.1875     September 15, 2003           $      547,252
Daniel L. Dienstbier      250,000(2)         63%           10.1875     September 15, 2003                1,368,130


         NAME                   10%
- ----------------------  -------------------
David M. Carmichael          $    1,442,754
Daniel L. Dienstbier              3,606,884

- ---------------

(1) The options become exercisable in three cumulative annual installments as follows: (i) one-third of the shares covered by the options on September 15, 1994, (ii) an additional one-third on September 15, 1995 and (iii) the final one-third on September 15, 1996.

(2) All of such options vested October 28, 1993.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     For a discussion of certain employment and termination agreements with the named executive officers of the Company see "Compensation Committee Report on Executive Compensation -- Compensation Program Components -- Termination Agreements" and "Discussion of Employment of the President and Chief Operating Officer."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Compensation Committee of the Board of Directors is comprised of the following Directors:

                          Edward Randall III, Chairman
                                Samuel W. Bodman
                                Donald L. Evans

     Samuel W. Bodman is Chairman of the Board, President and Chief Executive Officer of Cabot. Cabot, which is the beneficial owner of more than 10 percent of the Company's Common Stock, has certain agreements, and participated in certain transactions in 1993, with the Company as described below:

     Standstill Agreement with Cabot. In connection with the November 1989 acquisition (the "Acquisition") by the Company and its wholly owned pipeline subsidiary, American Pipeline Company, of the natural gas pipeline business of Cabot, the Company and Cabot entered into the Standstill Agreement. The Standstill Agreement imposes, for a period generally ending in November 1994 (the "Standstill Period"), certain restrictions on the acquisition by Cabot or its subsidiaries of additional voting securities of the Company (other than acquisition as a result of exercise or conversion of securities currently held by Cabot), if the effect of the acquisition would be to increase Cabot's ownership in the Company to a percentage ownership in excess of that in effect immediately after the closing of the Acquisition. During the Standstill Period, Cabot has agreed to (i) vote its shares of voting securities of the Company for the election of the Board of Directors of the Company in the same proportion as the remaining outstanding shares so voted, (ii) refrain from taking certain actions as a stockholder of the Company by written consent without a meeting,
(iii) refrain from selling the voting securities of the Company held by Cabot with certain exceptions, without first affording the Company the right to repurchase such shares on substantially similar terms and (iv) refrain from soliciting proxies in opposition to the recommendation of the majority of the Company's directors. The foregoing restrictions and voting agreements will generally not apply in the event that (a) a third party tender offer is initiated for more than 25 percent of the Company's voting securities, (b) any unaffiliated person or group acquires more than 20 percent of the Company's outstanding voting securities after the closing of the Acquisition, (c) the Company or any material subsidiary becomes insolvent, files for bankruptcy protection or defaults on a material amount of indebtedness or (d) David M. Carmichael ceases to serve as chief executive officer of the Company through no action of Cabot. If Cabot undergoes a change in control (as defined in the Standstill Agreement), the Company will have the right to purchase, on certain terms and conditions specified in the Standstill Agreement, all or any part of the Common Stock then owned by Cabot.

     Under the provisions of the Standstill Agreement, the Company is obligated to include in its proxy material, as nominees for election to the Board of Directors, three individuals designated by Cabot. Samuel W. Bodman (Chairman of the Board of Directors, President and Chief Executive Officer of Cabot) and John
D. Curtin, Jr. (Executive Vice President and Director of Cabot) are currently members of the Board of Directors of the Company as designees of Cabot. Cabot has the right to designate a third nominee for appointment as a director of the Company, but has indicated to the Company that it currently has no intention to do so.

     The Standstill Agreement and certain other agreements executed in connection with the Acquisition grant Cabot certain rights to participate in, or in certain instances request at the Company's expense, the registration of Common Stock under federal and state securities laws in order that Cabot may sell Common Stock held by it in a public offering.

     Basket Agreement with Cabot. The Company and Cabot entered into a sharing arrangement under a Basket Agreement (the "Basket Agreement") regarding certain contingent liabilities and certain gas contract take-or-pay liabilities of the companies acquired from Cabot for periods prior to November 13, 1989 (the closing date of the Acquisition) and certain other potential gas contract claims ("Basket Liabilities"). The sharing arrangement provides that Basket Liabilities are to be offset by the recovery of certain settlements or related costs or the liquidation of certain assets ("Basket Assets") of the companies acquired from Cabot. The Company's aggregate maximum exposure under the Basket Agreement is $20 million.

     The final resolution and apportionment of Basket Assets and Basket Liabilities is expected to be settled between Cabot and the Company prior to June 30, 1994, unless extended. In connection with the Acquisition, Cabot also provided the Company with a $25 million revolving credit facility, primarily to fund payment of Basket Liabilities. As of December 31, 1993 and as of the date of this Proxy Statement, the Company had outstanding borrowings under this facility of approximately $13.3 million and $14.3 million, respectively.

     Other Relationships. William P. Conner is married to the sister of Edward
H. Austin, Jr. Mr. Conner and Mr. Austin are both directors of the Company.

                                  PROPOSAL 2:

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At its meeting held on January 26, 1994, the Board of Directors recommended the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the year ending December 31, 1994. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will have an opportunity to make statements at the Annual Meeting if they so desire.

     THE STOCKHOLDERS ARE REQUESTED BY THE BOARD OF DIRECTORS TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1994.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

                                 ANNUAL REPORT

     The Company's Annual Report, including financial statements for the year ended December 31, 1993, is being mailed to all stockholders concurrently herewith. The Annual Report is not a part of the proxy solicitation material. Additional copies of the Annual Report and the Company's Annual Report on Form 10-K for the year ended December 31, 1993 will be provided, without charge, upon written request from any stockholder to: American Oil and Gas Corporation,
Attention: Investor Relations, 333 Clay Street, Suite 2000, Houston, Texas
77002.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, and to provide copies of such reports to the Company.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and written representations of its directors, executive officers and ten percent holders, the Company believes that during the year ended December 31, 1993, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent holders were satisfied.

                           PROPOSALS BY STOCKHOLDERS

     Any stockholder who wishes to submit a proposal for action to be included in the Proxy Statement and Form of Proxy relating to the Company's 1995 Annual Meeting of Stockholders should submit such proposal to the Company on or before December 9, 1994.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                           By Order of the Board of Directors,

                                               /s/ DAVID M. CARMICHAEL

                                                   DAVID M. CARMICHAEL
                                                Chairman of the Board and
                                                 Chief Executive Officer

1. ELECTION OF DIRECTORS     / / FOR all nominees     / / WITHHOLD AUTHORITY
                                 listed below             from all nominees

                             / / *EXCEPTIONS (as marked below)

   NOMINEES: Edward H. Austin, Jr., Samuel W. Bodman, David M. Carmichael,
             William P. Conner, John D. Curtin, Jr., Daniel L. Dienstbier, Donald L. Evans, Edward Randall, III

   (INSTRUCTION: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name on the space provided below.)
   *EXCEPTIONS________________________________________________________________

2. PROPOSAL TO APPROVE appointment of Arthur Andersen & Co. as independent public accountants for the year ending December 31, 1994.

         FOR / /           AGAINST / /           ABSTAIN / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                           Address Change
                                           and/or Comments Mark Here  / /

                                PROXY DEPARTMENT
                                NEW YORK, N.Y. 10203-0053


                                         (In signing as Attorney, Administrator,
                                         Executor, Guardian, Trustee or
                                         Corporate Officer, please add your
                                         title as such.)

                                         Dated: __________________________, 1994

                                         _______________________________________
                                                        Signature

                                         _______________________________________
                                                        Signature

                                         Votes must be indicated
                                         (x) in Black or Blue Ink.  /X/
PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

                        AMERICAN OIL & GAS CORPORATION

        Proxy Solicited on Behalf of Directors for the Annual Meeting of Stockholders to be held Thursday, May 19, 1994

        The undersigned hereby appoints David M. Carmichael and William P. Conner, and each of them, as proxies, with full power of substitution, to represent and vote, as designated on the reverse side hereof, all shares of Common Stock of American Oil and Gas Corporation which the undersigned is entitled to vote, and to vote all shares of Common Stock on all other matters which may come before the 1994 Annual Meeting of Stockholders of American Oil and Gas Corporation, or any adjournments thereof.

        Unless a contrary vote is specified, this proxy will be voted FOR the proposals listed on the reverse side. Your proxy must be signed, dated and returned for your vote to count.

                                   (Continued and to be signed on reverse side)